Exhibit 15.1

Date: April 30, 2026

NIP Group Inc.

Rosenlundsgatan 31

11 863 Stockholm

Sweden

Dear Sir/Madam:

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China”, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—C. Organizational Structure”, “Item 6. Directors, Senior Management and Employees——E. Share Ownership——Enforceability of Civil Liabilities”, “Item 10. Additional Information——E. Taxation——People’s Republic of China Taxation” in NIP Group Inc.’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2026. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ CM Law Firm

CM Law Firm